Exhibit 1.01

Alphabet Inc.
Conflict Minerals Report
For The Year Ended December 31, 2020

This Conflict Minerals Report for the year ended December 31, 2020 (this “CMR”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”), which requires certain reporting and disclosure related to conflict minerals. Conflict minerals are currently defined as cassiterite, columbite-tantalite, wolframite, gold, or their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”)1 for the purpose of this assessment. These requirements apply to registrants whatever the geographic origin of their conflict minerals and whether or not their conflict minerals fund armed conflict. Please refer to the Rule, Form SD, and SEC Release No. 34-67716 for definitions to the terms used in this CMR, unless otherwise defined herein.

Statements in this CMR are based on our due diligence activities performed in good faith for the calendar year 2020 and are based on information available at the time of this filing, unless otherwise indicated. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or available smelter and/or refiner (collectively referred to as “smelter(s)”) data, errors or omissions by suppliers or smelters, ongoing certifications of smelters, continued guidance or amendments to the Rule, and other issues, including those resulting from the impact of the novel coronavirus pandemic (“COVID-19”). Additionally, this CMR may contain forward-looking statements that reflect what we strive to achieve in the future as we continue to improve our responsible sourcing program. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.

References to our websites and information available through these websites are not incorporated into this CMR.

Throughout this CMR, we use “Alphabet,” “we,” “our,” “us” and similar terms to refer to Alphabet Inc. and its subsidiaries (collectively, “Alphabet”), unless otherwise indicated, and use “Google” to refer to Google LLC, a wholly owned subsidiary of Alphabet.

1.Overview

(A) Company

Alphabet is a collection of businesses — the largest of which is Google — which we report as two segments: Google Services and Google Cloud. We report all non-Google businesses collectively as Other Bets. Each of our businesses are designed to prosper through strong leaders and independence.

Our Google Services and Google Cloud segments together represented approximately 99% of our consolidated revenues in 2020. Our Google Services segment generates revenues primarily by delivering both performance advertising and brand advertising. We continue to look to the future and are making long-term investments that

1 The term “conflict mineral” is defined in Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and Consumer Protection Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country.

will grow revenues beyond advertising, including Google Play, hardware, and YouTube non-advertising services. Our Google Cloud segment generates revenues primarily from fees received for Google Cloud Platform services and Google Workspace collaboration tools. Our Other Bets are emerging businesses at various stages of development, ranging from those in the research and development phase to those that are in the beginning stages of commercialization, and our goal is for them to become thriving, successful businesses in the medium to long term.

(B) In-Scope Products

Products assessed for the scoping of the CMR included tangible products that enter the stream of commerce as defined by the Rule. The hardware products considered in scope for this CMR pertain to consumer-facing devices such as healthcare technology, home devices, phones, streaming devices, tablets, video cameras, and, more specifically, the components of the hardware, such as circuit boards, chips, capacitors, alloys, motor components, and wires.

(C) Supply Chain

Our supply chain consists of a diverse range of suppliers and several manufacturing models. The hardware components, such as those described in 1(B) were manufactured by other companies on our behalf. Whether we are working with Original Equipment Manufacturers or more closely with the product design, we do not directly purchase raw materials and are several tiers away from the smelter and country of origin of the 3TG used in our products. In addition, many of the suppliers we work with are not directly subject to the Rule and its corresponding requirements. To influence activities through multiple tiers of the supply chain, we actively engage with a variety of industry members, including the Responsible Minerals Initiative (the “RMI”). Our engagement with RMI includes using tools such as the Conflict Minerals Reporting Template (the “CMRT”) and participating in numerous workgroups and activities that support the RMI’s efforts, including the Responsible Minerals Assurance Process (the “RMAP”).

(D) Conflict Minerals Policy

We believe it is essential to establish validated conflict-free sources of 3TG within the Democratic Republic of the Congo (the “DRC”) and adjoining countries (together, with the DRC, the “Covered Countries”), so that these minerals can be procured in a way that contributes to economic growth and development in the region. To aid in this effort, we have established a conflict minerals policy and an internal team to implement the policy. Our conflict minerals policy is accessible on our website at https://abc.xyz/investor/conflictminerals/.

We expect our suppliers to assure the 3TG in our products are sourced from conformant conflict-free smelters, such as those audited through the RMI’s RMAP (http://www.responsiblemineralsinitiative.org), the London Bullion Market Association (LBMA) or the Responsible Jewellery Council, each of whom perform due diligence on the source and chain of custody of the 3TG used in our products and provide their due diligence measures to us upon request.

2.Reasonable Country of Origin Inquiry

To identify which of our suppliers to survey regarding the source of the 3TG used in our products, we inventoried our products to determine which products were either manufactured or contracted for manufacture by us between January 1, 2020 and December 31, 2020, and if they were intended to enter the stream of commerce. For all products in scope, we identified and compiled a list of our suppliers (our “in-scope suppliers”) from whom we requested information regarding their sourcing of 3TG.

We requested that such identified in-scope suppliers provide us with information regarding their supply chain using the CMRT from the RMI. We also followed up with our own company-developed tools and templates to review CMRT completeness, ensure at least a base minimum of response across all respondents, and identify potential inconsistencies. The CMRT included questions about location or mine of origin of the 3TG in the products, and requested in-scope suppliers to make similar efforts to survey their supply chains and report the smelters and location or mine of origin of necessary 3TG. We reviewed and monitored responses from our in-scope suppliers and followed up if we identified information to be incomplete or inconsistent with the information we would expect from the supplier. Our follow-up actions included the following:

•If an in-scope supplier did not respond, we made at least three attempts to contact the in-scope supplier via email or phone.
•If an in-scope supplier had inconsistent or incomplete information, we contacted the supplier and requested updated information, provided additional training resources, and reinforced our applicable supplier codes of conduct and conflict minerals policy expectations.
•We worked with suppliers to improve their responses and commitment to conflict-free sourcing at both company and product levels and sourcing from RMAP conformant smelters.
•We also encouraged suppliers to join industry collaborations to further support conflict-free sourcing.

We received a 100% response rate from our in-scope suppliers who provided data to us at either the company or product level. In-scope suppliers are continuously gathering information from their suppliers and we continue to work with them to ensure that suppliers are fully represented.

Some in-scope supplier responses indicated that some of the smelters used by them at various levels of our supply chain obtain 3TG from the Covered Countries. Some in-scope supplier responses also indicated sourcing 3TG from outside of the Covered Countries, from recycled or scrap sources, and/or from unknown origins. Based on the results of our supply chain survey and the nature of our supply chain as described in Section 1(C) above, we were unable to verify with certainty the source and chain of custody of all of the 3TG used by our suppliers and in our products. We completed due diligence on all smelters reported in our supply chain as described in Section 3 below.

3.Due Diligence

Our due diligence measures were designed to conform in all material respects to the five step framework framework set forth in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016 (“OECD Guidance”).

Below is a description of our due diligence activities performed for the 2020 reporting year as they relate to the five-step framework set forth in the OECD Guidance.

OECD Step 1 - Establish strong company management systems
•Our conflict minerals policy described in Section 1(D) is publicly available on our Investor Relations website.
•Our governance structure includes senior management from our in-scope supply chains, legal and finance organizations who are responsible for monitoring our due diligence activities. Oversight of the program consists of our CFO, vice presidents from supply chain and business operations, finance, and legal.
•We include responsible sourcing and due diligence requirements in our applicable supplier codes of conduct and in supplier contract templates. Our suppliers are expected to source from conflict-free sources, and utilize the CMRT to disclose sourcing information about the 3TG in their products. We provide additional templates for follow-up, training and resources to our suppliers on our requirements.
•Our product areas utilize a system that includes online platforms for storing and managing our conflict minerals due diligence activities, communications, and results.
•We have a document retention policy for maintaining conflict minerals program documentation for a minimum of five years.
•We have a grievance mechanism for reporting violations of our policies.
•We participate in and review the grievances reported via the RMI Minerals Grievances Platform, which acts as a risk-awareness system (https://mineralsgrievanceplatform.org).

OECD Step 2 - Identify and assess risk in the supply chain
•We requested that our in-scope suppliers provide a CMRT in order to collect information about the smelters of 3TG used in our products.
•We assessed the CMRTs received from our in-scope suppliers for red flags, completeness, and reasonableness based on OECD Guidance for Conflict and High Risk Areas (CAHRAs) globally, including the Covered Countries.
•We validated whether each smelter disclosed by our in-scope suppliers was a conformant, active or standard smelter by checking against the smelter data provided by the RMI to its members.
•We provided conflict minerals feedback as needed to in-scope suppliers that were audited by our internal Responsible Supply Chain audit program.
•For the fourth consecutive year, we utilized an independent third party to provide an assessment of 100% of the smelters disclosed by our in-scope suppliers, to track data, and to identify risks in smelters that have not yet undergone the RMAP. This prompted additional direct follow-up with smelters and suppliers.
•We serve as the International Industry representative on the International Conference of the Great Lakes Region (ICGLR) Audit Committee, which manages the regional Third-Party Audit system and is composed of 14 representatives from government, local and international industry, and local and international civil society. This role allows us to directly support the African Great Lakes countries in assuring global market access of responsibly sourced minerals from the region. As part of this activity we participated in the ICGLR Audit Committee meeting in Kampala, Uganda which included a visit to a tantalum mine to understand the challenges of the mineral industry in a Covered Country that is in the process of implementing the ICGLR Regional Certification Mechanism.
•We communicated with in-scope suppliers that reported smelters which were not yet identified as RMAP conformant. We worked with in-scope suppliers to improve the completeness and accuracy of their responses and commitment to conflict-free minerals at both company and product levels. We also encouraged these suppliers to join industry collaborations.
•We developed a plan for in-scope suppliers not sourcing exclusively from conformant smelters for products, including a timeline for achieving conformance.
•We worked with several of our in-scope suppliers and reviewed the CMRT responses they received from their suppliers. This capacity building process helped to inform our direct suppliers on how to identify risks in the information they receive from their suppliers. As part of this process, we also encouraged these suppliers to source from RMAP conformant smelters in the DRC and other CAHRAs.

OECD Step 3 - Design and implement a strategy to respond to identified risks
•We provided regular updates to our responsible supply chain team on our due diligence activities and CMR.
•We updated our Audit and Compliance Committee on our due diligence activities and CMR.
•We prepared an annual list of supplier performance for all suppliers that achieved conformance to in-scope product areas. We use this list to guide our continuing business with known conflict-free sourcing suppliers. This list is also utilized for product decisions to determine whether to discontinue sourcing relationships.
•We contacted standard smelters that were not yet conformant or active to emphasize the importance of being audited and found conformant to the RMAP by the RMI.
•We continued to support sourcing from the Covered Countries and supported in-region projects through our contributions to the Public-Private Alliance for Responsible Minerals Trade (PPA) and DRC-specific contributions to the Responsible Artisanal Gold Solutions Forum (RAGS).
•We encouraged suppliers to adopt policies supporting sourcing responsibly from the DRC and Covered Countries versus implementing policies that completely ban minerals from the DRC, and Covered Countries.
•We participated in the Governance Committee and the Projects and Resources Work Group of the PPA. We participated in seven RMI advisory and sub-committee groups (Smelter Engagement Team, ASM Working Group, Blockchain, Gold, CMRT, Multi-Stakeholder, and Grievance Platform), which focused on coordinating outreach to smelters and collaboration with RMI staff and suppliers.
•We provided third party assessment information on smelters that were not yet conformant to RMI for member dissemination.
•In addition to continuing the research on improving knowledge of supply chains related to recyclers and gold aggregators, we funded ASM research for RMI to disseminate to members, and all stakeholders free of charge.
•We reviewed known incidents and allegations in the supply chain and worked with suppliers to improve responsible sourcing outcomes. We also worked with industry stakeholders on public allegations and reviewed grievances on the Minerals Grievance Platform of RMI, and we continue to support increased transparency between upstream and downstream stakeholders.
•In collaboration with partners, we continued implementation of Congo Power, which we began in 2017 to provide clean energy resources to communities committed to responsible sourcing. The program supports alternative livelihoods, and gender empowerment. We committed to four additional projects in 2020 (two at Garamba National Park, Congo Peace School, and Panzi Foundation), however timelines were impacted by COVID-19 and implementation was delayed to 2021. To further support visibility on mining activities, as well as conservation and renewable energy development in the DRC, Google’s Geo for Everyone's Earth Engine team built a neural network for global time series land cover mapping at 10m resolution, enabling the detection of landscape changes, such as cobalt or gold mining in DR Congo, improved infrastructure siting for renewables, and providing 10x higher spatial resolution than the next best available data. Better satellite imagery allows for in-region partners to avoid using planes or other more expensive means of surveying lands, and it improves overall visibility and transparency on changing landscapes in the region.
•Building on our prior blockchain project in Peru that enables our supply chain partners to responsibly source tin, we initiated a similar project in Rwanda to enable our supply chain partners there to also responsibly source tin with transparency, traceability and alignment with RMI’s RMAP protocol. We provided capacity building and support to one smelter to support audit readiness and traceability (LuNa Smelter in Rwanda). This work is also intended to support the implementation of innovative and cost effective due diligence processes leveraging blockchain technology.
•We premiered Ukweli, a short documentary film, and presented it at RMI’s annual conference on the intersection of empowerment, livelihoods, conflict and gender based violence in the DRC. We had a public premiere with Real Stories in collaboration with the Panzi Foundation and The Sentry. We supported an education campaign that built off of our work with Journey of Gold.
•We supported a PPA collaboration with Panzi Foundation and VDAY’s City of Joy to address conflict, gender, livelihoods, and community power. In addition to funding, we are contributing skills to support clean energy capacity building, infrastructure installation, and livelihood training via Congo Power.

OECD Step 4 - Carry out independent third-party audits of supply chain due diligence at identified points in the supply chain
•We joined the RMI in 2013 (member ID: GOOG), and we continue to be a member.
•We relied upon the RMI to validate that companies meet the criteria of a smelter, and then verify that they conform to the RMAP.
•We worked with a third party to provide an assessment of smelters not participating in RMI to give Alphabet visibility on all smelters identified in supplier outreach.
•We conducted sustainable supply chain audits with independent third parties on a portion of our suppliers, which included reviewing their conflict minerals programs.
•In February, 2020 we made a visit to Uganda before travel restrictions were implemented due to COVID-19. Throughout the year, we continued activities to supplement the RMAP process and audits such as direct inquiries, communications and development of industry tools to support audit programs and reporting mechanisms. This allowed us to better understand issues smelters face in the compliance process and how we can best align to support management systems used for compliance and in-region due diligence. We also increased our communication with civil society and NGOs with staff operating on the ground during the 2020 cycle. These communications helped us to better understand risks and opportunities, such as enhancing responsible supply chains.

OECD Step 5 - Report annually on supply chain due diligence
•We publish a CMR annually, and our reports are accessible on our Investor Relations website at https://abc.xyz/investor/conflictminerals/.
•We published our 2020 Supplier Responsibility Report, which also included an update on our conflict minerals program and industry collaborations (https://sustainability.google/reports/).

4.Due Diligence Results

Smelter Disclosure

Based on our due diligence of the information provided by our in-scope suppliers for the 2020 reporting period, we have reason to believe that a portion of the 3TG used in our products originated from the Covered Countries. While we have not identified any instances of sourcing that directly or indirectly supported conflict in the Covered Countries, we are not declaring any of our products to be “DRC Conflict Free.” In some instances, information provided by our in-scope suppliers was unverifiable or incomplete and, as such, we were unable to verify with certainty the source and chain of custody of all of the necessary 3TG in our products. Based on our due diligence, we identified 304 smelters and evaluated each of them based on third party audits and/or assessments; 242 are considered “conformant” and 12 are considered “active” on the RMI website. Based on our third party assessment and RCOI, we identified an additional 50 smelters as not sourcing from the Covered Countries (or have no reason to believe they are sourcing from the Covered Countries) bringing the total number of smelters identified as “conformant”, “active” or not sourcing from the DRC to 304 (100%).

The results of our due diligence on the 3TG used in our in-scope products are noted below:

2020 Smelters	Tin	Tungsten	Tantalum	Gold	Total
Total number of smelters	72	46	38	148	304

Number (%) of smelters listed as “conformant” by RMI	56 (78%)	41 (89%)	38 (100%)	107 (72%)	242 (80%)
Number (%) of smelters listed as “active” by RMI	7 (10%)	3 (7%)	0 (0%)	2 (1%)	12 (4%)
Number (%) of smelters confirmed by an independent third party to not be sourcing from the Covered Countries	9 (13%)	2 (4%)	0 (0%)	39 (26%)	50 (16%)
Number (%) of smelters that are conformant, active, or not sourced from the Covered Countries	72 (100%)	46 (100%)	38 (100%)	148 (100%)	304 (100%)

Efforts to Determine Mine or Location of Origin

As part of our due diligence process described in Section 3 above, we worked to ensure that our efforts to identify mines and the countries of origin of the 3TG in our products have been reasonable and aligned with industry practices through our support of processes and tools developed by the RMI. Appendix II includes the country of origin data provided to the RMI for conformant smelters only.

5.Continuous Improvement in Understanding Source of Material

We recognize that efforts to reduce violence associated with conflict minerals are ongoing and require continually adapting to changing situations. We are committed to improving our compliance processes as well as actively engaging upstream directly in-region.

We include more detail on our policies and our results in our Supplier Responsibility Report, including work in other minerals and materials, such as cobalt.

We will continue to improve our compliance processes including, but not limited to, taking the following steps for the 2021 reporting year:

•We will continue to engage with in-scope suppliers to gain better visibility of the country of origin and chain of custody of the 3TG used in our in-scope products. Once travel restrictions are lifted, we plan to continue visiting smelters and mine sites to better understand issues smelters face in the compliance process, and how best to align support for management systems used for compliance and in-region due diligence.
•We will support IMPACT’s work to promote and provide technical assistance to national and provincial-level stakeholders in the Democratic Republic of Congo (Ituri province) on reforming the fiscal regime and export process for artisanal and small-scale gold. Working alongside local stakeholders, IMPACT will provide support in addressing the critical barriers that have prevented the scaling up of responsible gold trade in the DRC.
•We will use and encourage our in-scope suppliers to use publicly available tools from the RMI.
•We will continue to work with our in-scope suppliers and engage with our supply chain to increase the quality of the data provided to us.
•We will continue to be a member of the RMI and contribute to the various initiatives, as described above.
•We will continue to encourage our in-scope suppliers to source from conflict-free smelters that are listed as conformant by the RMI.
•As we enter into contracts with new suppliers and renew contracts with existing suppliers, we will continue to include requirements that our suppliers support our conflict minerals policy and due diligence efforts.
•We will continue to explore additional opportunities to support livelihoods and health, improve conservation outcomes, improve stability, and support renewable energy projects to enhance conflict-free mining communities.
•We will continue to support education campaigns around responsible minerals sourcing to engage consumers and supply chain partners in awareness and action that builds on our work with RAGS, Journey of Gold, and Ukweli.
•We will continue to expand on the Congo Power program with stakeholders - including governments, non-governmental organizations, civil society, industries, and local communities.
•We will continue to address incidents and allegations through collaboration with relevant stakeholders while also working to support stronger chain of custody and traceability systems.
•We will continue to work with stakeholders to increase transparency and accountability for conflict-free sourcing with blockchain and other data traceability systems.
•We will maintain our ongoing participation in the ICGLR Audit Committee as the international industry representative.

APPENDIX I Smelter List

Metal	Smelter Name	Smelter Location Country
Gold	8853 S.p.A.	ITALY
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	C.I Metales Procesados Industriales SAS	COLOMBIA
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	CGR Metalloys Pvt Ltd.	INDIA
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	Gold Coast Refinery	GHANA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	JALAN & Company	INDIA
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	L'Orfebre S.A.	ANDORRA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN

Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Safimet S.p.A	ITALY
Gold	SAFINA A.S.	CZECHIA
Gold	Sai Refinery	INDIA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sovereign Metals	INDIA
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN

Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	TSK Pretech	KOREA, REPUBLIC OF
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	AMG Brasil	BRAZIL
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	Meta Materials	NORTH MACEDONIA, REPUBLIC OF
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	QuantumClean	UNITED STATES OF AMERICA

Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Dowa	JAPAN
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	LuNa Smelter, Ltd.	RWANDA
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.	BELGIUM

Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Pongpipat Company Limited	MYANMAR
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Lautan Harmonis Sejahtera	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM
Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL

Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	RUSSIAN FEDERATION
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA

APPENDIX II Country of Origin List2

Argentina	Guinea	Russian Federation
Australia	Guyana	Rwanda
Austria	Honduras	Saudi Arabia
Azerbaijian	India	Senegal
Benin	Indonesia	Serbia
Bolivia	Ivory Coast	Sierra Leone
Botswana	Japan	Slovakia
Brazil	Kazakhstan	Solomon Islands
Burkina Faso	Kenya	South Africa
Burundi	Laos	Spain
Canada	Liberia	Suriname
Chile	Madagascar	Sweden
China	Malaysia	Taiwan
Colombia	Mali	Tajikistan
Congo, Democratic Republic of	Mauritania	Tanzania
Costa Rica	Mexico	Thailand
Cyprus	Mongolia	Togo
Dominican Republic	Morocco	Turkey
Ecuador	Myanmar (Burma)	Uganda
Egypt	Namibia	United Kingdom
Eritrea	New Zealand	Uruguay
Ethiopia	Nicaragua	USA
Fiji	Niger	Uzbekistan
Finland	Nigeria	Venezuela
French Guiana	Papua New Guinea	Vietnam
Georgia	Peru	Zambia
Ghana	Philippines	Zimbabwe
Guatemala	Portugal

2 The RMI does not provide a specific country of origin of the conflict minerals processed by conformant smelters. Due to business confidentiality reasons, the country of origin data is provided in an aggregated way based on country risk level. Thus, we were not able to determine with certainty the specific countries of origin of the conflict minerals processed by the listed conformant smelters. The list is the possible counties the material may have come from and references the plausible list of mineral mine production by country (RMI report published March 2020, Mineral Mine Production Country”). The list is based on the country of origin data provided by the RMI for RMAP LBMA, and RJC conformant smelters only.